    Exhibit 99.1

SAIC Announces First Quarter of Fiscal Year 2026 Results

•Revenues of $1.88 billion; approximately 2% revenue growth
•Net bookings of $2.4 billion; book-to-bill ratio of 1.3
•Net income of $68 million; Adjusted EBITDA(1) of $157 million or 8.4% of revenues
•Diluted earnings per share of $1.42; Adjusted diluted earnings per share(1) of $1.92
•Cash flows provided by operating activities of $100 million; Free cash flow(1) of $(44) million
•Management reaffirms fiscal year 2026 guidance
RESTON, VA, June 2, 2025—Science Applications International Corporation (NASDAQ: SAIC), a premier Fortune 500 technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the first quarter ended May 2, 2025.
"Our performance in the first quarter reflects the steady progress we are making against our enterprise growth strategy despite a still dynamic operating environment," said Toni Townes-Whitley, SAIC Chief Executive Officer. "As a premier mission integrator, the rapid evolution of new technologies, a renewed focus on deploying software to drive efficiency, and an elevated global threat environment create significant opportunities for SAIC. I am confident that SAIC is prepared and well aligned with these macro trends to drive value for our customers, employees, and shareholders."
First Quarter of Fiscal Year 2026: Summary Operating Results

	Three Months Ended
	May 2, 2025	Percent change	May 3, 2024
	(dollars in millions, except per share amounts)
Revenues	$1,877	2%	$1,847
Operating income	121	(8)%	131
Operating income as a percentage of revenues	6.4%	-70bps	7.1%
Adjusted operating income(1)	158	(4)%	165
Adjusted operating income as a percentage of revenues	8.4%	-50bps	8.9%
Net income	68	(12)%	77
EBITDA(1)	156	(7)%	167
EBITDA as a percentage of revenues	8.3%	-70bps	9.0%
Adjusted EBITDA(1)	157	(5)%	166
Adjusted EBITDA as a percentage of revenues	8.4%	-60bps	9.0%
Diluted earnings per share	$1.42	(4)%	$1.48
Adjusted diluted earnings per share(1)	$1.92	—%	$1.92
Net cash provided by operating activities	$100	2%	$98
Free cash flow(1)	$(44)	(438)%	$13
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

First Quarter Summary Results
Revenues for the quarter increased $30 million or 2% compared to the same period in the prior year primarily due to ramp up in volume in existing and new contracts, partially offset by contract completions.
Operating income as a percentage of revenues decreased from the comparable prior year period primarily due to timing and volume mix in our contract portfolio.
Adjusted EBITDA(1) as a percentage of revenues for the quarter decreased to 8.4% from 9.0% for the same period in the prior year primarily due to timing and volume mix in our contract portfolio.
Diluted earnings per share for the quarter was $1.42 compared to $1.48 in the prior year quarter. Adjusted diluted earnings per share(1) for both the current and prior year quarter was $1.92. The weighted-average diluted shares outstanding during the quarter decreased to 47.8 million from 52.1 million during the prior year quarter.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the first quarter increased $2 million compared to the prior year quarter, primarily due to higher cash provided by the Master Accounts Receivable Purchase Agreement ("MARPA Facility") and lower incentive-based compensation payments in the current year, partially offset by timing of vendor payments and other changes in working capital.
During the quarter, SAIC deployed $152 million of capital, primarily consisting of $125 million of plan share repurchases and $19 million in cash dividends.
Quarterly Dividend Declared
Subsequent to quarter end, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on July 25, 2025 to stockholders of record on July 11, 2025. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter were approximately $2.4 billion, which reflects a book-to-bill ratio of 1.3 and a trailing twelve months book-to-bill ratio of 0.8. SAIC’s estimated backlog at the end of the quarter was approximately $22.3 billion. Of the total backlog amount, approximately $3.3 billion was funded.
Notable New and Recompete Awards:
U.S. Army Combat Capabilities Development Command (CCDC) Aviation and Missile Center (AvMC): During the quarter, SAIC was awarded the System Software Lifecycle Engineering contract, a five-year (one year base, plus four, one-year option periods) $1.8 billion contract to continue mission engineering, integration, software development, and other life cycle support to CCDC-AvMC. Under the five-year award, SAIC will continue to develop and integrate advanced technologies throughout the software life cycle, including software development and maintenance.
Pension Benefit Guaranty Corporation: During the quarter, SAIC was awarded a $327 million contract to continue delivering essential IT services for the Pension Benefit Guaranty Corporation. Under this eight-year (approximately 1-year base, plus seven, one-year option periods) contract renewal, SAIC will provide seamless operation across various IT functions including service desk, desktop support, user services, platform support, network and database support, and cloud migration.
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded approximately $300 million of contract awards by space and intelligence organizations. These awards represent a combination of new business and recompetes, including a four-year, $140 million task order to provide enterprise cloud services.

Notable Awards Subsequent to Period End (not included in current quarter bookings):
U.S. Department of State: Subsequent to the end of the quarter, SAIC was awarded a two-year (1 year base plus four, three-month option periods) $547 million contract extension on the Vanguard program to continue providing comprehensive IT services and support for the Department of State.
Fiscal Year 2026 Guidance
Management reaffirms fiscal year 2026 guidance which represents the Company's views as of June 2, 2025.

Fiscal Year
2026 Guidance
Revenue	$7.60B - $7.75B
Adjusted EBITDA(1)	$715M - $735M
Adjusted EBITDA Margin %(1)	9.4% - 9.6%
Adjusted Diluted EPS(1)	$9.10 - $9.30
Free Cash Flow(1)	$510M - $530M
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on June 2, 2025. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500 mission integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, joseph.w.denardi@saic.com
Media: Kara Ross, kara.g.ross@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS, adjusted EBITDA margin to GAAP net income or free cash flow to GAAP net cash flows from operating activities due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income and cash flows from operating activities may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS, GAAP net income or GAAP net cash flows from operating activities with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	May 2, 2025	May 3, 2024
	(in millions, except per share amounts)
Revenues	$1,877	$1,847
Cost of revenues	1,668	1,634
Selling, general and administrative expenses	89	85
Other operating (income) expense	(1)	(3)
Operating income	121	131
Interest expense, net	30	34
Other (income) expense, net	5	2
Income before income taxes	86	95
Provision for income taxes	(18)	(18)
Net income	$68	$77
Weighted-average number of shares outstanding:
Basic	47.6	51.6
Diluted	47.8	52.1
Earnings per share:
Basic	$1.43	$1.49
Diluted	$1.42	$1.48

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 2, 2025	January 31, 2025
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$47	$56
Receivables, net	1,009	1,000
Prepaid expenses and other current assets	92	98
Total current assets	1,148	1,154
Goodwill	2,851	2,851
Intangible assets, net	750	779
Property, plant, and equipment, net	102	104
Operating lease right of use assets	161	164
Other assets	199	194
Total assets	$5,211	$5,246
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$668	$631
Accrued payroll and employee benefits	288	339
Other accrued liabilities	113	113
Debt, current portion	405	313
Total current liabilities	1,474	1,396
Debt, net of current portion	1,876	1,907
Operating lease liabilities	160	173
Deferred income taxes	22	24
Other long-term liabilities	174	169
Equity:
Total stockholders' equity	1,505	1,577
Total liabilities and stockholders' equity	$5,211	$5,246

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	May 2, 2025	May 3, 2024
	(in millions)
Cash flows from operating activities:
Net income	$68	$77
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36	35
Stock-based compensation expense	15	13
Other	—	(1)
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(9)	(20)
Prepaid expenses and other current assets	6	15
Accounts payable and accrued liabilities	33	60
Accrued payroll and employee benefits	(51)	(83)
Operating lease assets and liabilities, net	(2)	(3)
Other assets and other long-term liabilities, net	4	5
Net cash provided by operating activities	100	98
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(8)	(6)
Purchases of marketable securities	(4)	(4)
Sales of marketable securities	3	4
Contributions to investments	(6)	(1)
Net cash used in investing activities	(15)	(7)
Cash flows from financing activities:
Principal payments on borrowings	(689)	(310)
Proceeds from borrowings	750	293
Stock repurchased and retired or withheld for taxes on equity awards	(142)	(103)
Dividend payments to stockholders	(19)	(20)
Issuances of stock	6	4
Net cash used in financing activities	(94)	(136)
Net decrease in cash, cash equivalents and restricted cash	(9)	(45)
Cash, cash equivalents and restricted cash at beginning of period	64	103
Cash, cash equivalents and restricted cash at end of period	$55	$58

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
SEGMENT OPERATING RESULTS
(Unaudited)

	Three Months Ended
	May 2, 2025	May 3, 2024
	(dollars in millions)
Revenues
Defense and Intelligence	$1,433	$1,436
Civilian	444	411
Total revenues	$1,877	$1,847

Operating income (loss)
Defense and Intelligence	$98	$107
Civilian	40	34
Corporate	(17)	(10)
Total operating income	$121	$131

Operating margin
Defense and Intelligence	6.8%	7.5%
Civilian	9.0%	8.3%
Total operating margin	6.4%	7.1%

Adjusted operating income (loss)(1)
Defense and Intelligence	$115	$124
Civilian	52	46
Corporate	(9)	(5)
Total adjusted operating income(1)	$158	$165

Adjusted operating margin(1)
Defense and Intelligence	8.0%	8.6%
Civilian	11.7%	11.2%
Total adjusted operating margin(1)	8.4%	8.9%
First Quarter Defense and Intelligence Results
Revenues for the quarter decreased $3 million or 0.2% compared to the same period in the prior year primarily due to contract completions, partially offset by ramp up in volume on existing and new contracts.
Operating and adjusted operating income(1) as a percentage of revenues decreased from the comparable prior year period primarily due to timing and volume mix in our contract portfolio.
First Quarter Civilian Results
Revenues for the quarter increased $33 million or 8% compared to the same period in the prior year primarily due to ramp up in volume on existing and new contracts.

Operating and adjusted operating income(1) as a percentage of revenues increased from the comparable prior year period due to ramp up in volume on existing and new contracts.
First Quarter Corporate Results
Operating and adjusted operating loss(1) for the quarter increased $7 million and $4 million, respectively, from the comparable prior year period primarily due to higher selling, general and administrative expenses.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	May 2, 2025			January 31, 2025
	Defense and Intelligence	Civilian	Total SAIC	Defense and Intelligence	Civilian	Total SAIC
	(in millions)
Funded backlog	$2,524	$741	$3,265	$2,599	$845	$3,444
Negotiated unfunded backlog	15,857	3,221	19,078	15,341	3,072	18,413
Total backlog	$18,381	$3,962	$22,343	$17,940	$3,917	$21,857
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA and Adjusted EBITDA

	Three Months Ended
	May 2, 2025	May 3, 2024
	(dollars in millions)
Revenues	$1,877	$1,847
Net income	$68	$77
Interest expense, net and loss on sale of receivables	34	37
Provision for income taxes	18	18
Depreciation and amortization	36	35
EBITDA(1)	156	167
EBITDA as a percentage of revenues	8.3%	9.0%
Acquisition and integration costs	—	(2)
Restructuring and impairment costs	3	2
Recovery of acquisition and integration costs and restructuring and impairment costs	(2)	(1)
Adjusted EBITDA(1)	$157	$166
Adjusted EBITDA as a percentage of revenues	8.4%	9.0%
EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. Adjusted EBITDA is calculated by taking EBITDA and excluding acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Operating Income

	Three Months Ended May 2, 2025
	(dollars in millions)
	As Reported	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Depreciation of property, plant, and equipment	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$98	$1	$(1)	$—	$17	$115	8.0%
Civilian	40	—	—	—	12	52	11.7%
Corporate	(17)	2	(1)	7	—	(9)	NM
Total	$121	$3	$(2)	$7	$29	$158	8.4%

	Three Months Ended May 3, 2024
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Depreciation of property, plant, and equipment	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$107	$—	$—	$—	$—	$17	$124	8.6%
Civilian	34	—	—	—	—	12	46	11.2%
Corporate	(10)	(2)	2	(1)	6	—	(5)	NM
Total	$131	$(2)	$2	$(1)	$6	$29	$165	8.9%
Adjusted operating income is a performance measure that primarily excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. Adjusted operating income is calculated by taking operating income and excluding depreciation and amortization, acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs and impairments of long-lived assets, along with associated depreciation. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Depreciation of property, plant, and equipment relates to property, plant, and equipment specifically identifiable for each segment. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended May 2, 2025
	(in millions, except per share amounts)
	As Reported	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$86	$3	$(2)	$29	$116
Provision for income taxes	(18)	—	—	(6)	(24)
Net income	$68	$3	$(2)	$23	$92

Diluted EPS	$1.42	$0.06	$(0.04)	$0.48	$1.92

	Three Months Ended May 3, 2024
	(in millions, except per share amounts)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$95	$(2)	$2	$(1)	$29	$123
Provision for income taxes	(18)	—	—	—	(5)	(23)
Net income	$77	$(2)	$2	$(1)	$24	$100

Diluted EPS	$1.48	$(0.04)	$0.04	$(0.02)	$0.46	$1.92
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended
	May 2, 2025	May 3, 2024
	(in millions)
Net cash provided by operating activities	$100	$98
Expenditures for property, plant, and equipment	(8)	(6)
Cash used from (provided by) MARPA Facility	(136)	(79)
Free cash flow(1)	$(44)	$13

FY26 Guidance
(in millions)
Net cash provided by operating activities	$545 to $565
Expenditures for property, plant, and equipment	Approximately $35
Free cash flow(1)	$510 to $530
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.
(1)Non-GAAP measure, see above for definition.